EX-99.(13)(B)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form N-3 of TIAA Separate Account VA-1 of our reports dated April 8, 2013 relating to the financial statements and the effectiveness of internal control over financial reporting of Teachers Insurance and Annuity Association of America, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York

April 29, 2013